March 24, 2016

Contact:    Thomas B. Dix III
Chief Financial Officer
(757) 217-1000
Hampton Roads Bankshares Announces 4th Quarter & Full Year 2015 Operating Results

•	Full year 2015 net income available to shareholders grows to $93.0 million, as the Company recognizes $92.5 million of deferred income tax benefits

•	Future strategic benefits expected from recently announced merger with Xenith Bankshares

•	Net interest income grows 4.8% in 4th quarter 2015 and 2.6% for full year 2015, compared to same periods in 2014

•	Noninterest income finishes 2015 with 18.1% growth over last year, driven by strong operating results in mortgage division with mortgage loan originations up 49.1% compared to 2014

•	Loans grow by 8.3% in 2015 as the Company rebalances its asset mix from lower-yielding assets to loans

•
Deposits grow year over year by $123.8 million, or 7.8%, with core deposits increasing as a percentage of total deposits as the Company continues to focus on increasing core deposits as its primary source of funding

(Virginia Beach, Virginia) Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for Bank of Hampton Roads (“BOHR”), today announced operating results for the 4th quarter and full year 2015. Net income attributable to common shareholders for the 4th quarter and the twelve months ended December 31, 2015 was $88.6 million and $93.0 million, respectively, as compared to $1.0 million and $9.3 million, respectively, for the same periods in 2014, as the company recognizes $92.5 million of deferred income tax benefits.
"The Company made meaningful progress in improving operating performance in 2015. This led to the recognition of $92.5 million in deferred tax benefits in the fourth quarter," said Charles M. Johnston, the Company's Chairman and Interim Chief Executive Officer. He added, "We believe the recently announced merger with Xenith Bankshares, Inc., in addition to providing important strategic benefits to the Company, will lead to recognition of significant additional deferred tax benefits after the transaction closes in 2016."
Deferred Income Tax Benefits
At December 31, 2015, the Company had $152.8 million of net deferred tax assets; a significant portion of which relates to federal net operating losses of $103.6 million, net of tax, which under current law can be carried forward 20 years. After an extensive analysis, the Company has concluded that it was more likely than not that it could generate future taxable income sufficient to absorb a portion of its net deferred tax assets. Therefore, it reduced the valuation allowance by $95.1 million against the net deferred tax assets, which resulted in a deferred income tax benefit to be recorded in 2015. In prior years, the Company maintained a full valuation allowance against its net deferred tax assets.
Merger with Xenith Bankshares
The Company announced on February 10, 2016, that it had reached a definitive agreement to merge with Richmond-based Xenith Bankshares, Inc. ("Xenith"), that would result in a combined banking entity with pro forma total assets of $3.1 billion and combined deposits of $2.6 billion, based on December 31, 2015 data, creating the second-largest community bank by deposits in the Virginia Beach/Norfolk/Newport News metropolitan statistical area and the fifth-largest community bank by deposits in the Commonwealth of Virginia. The merger is expected to provide the opportunity for two strong banking entities with complementary capabilities and footprints in strong markets, to be very well positioned to provide outstanding service to customers and to create value for shareholders. The combined company expects to realize cost savings equal to approximately 10% of the combined company’s expense base as a result of rationalization of operations. The cost savings are expected to generate earnings per share accretion for shareholders of both companies. Additionally, the combined operating results are expected to result in additional future taxable income that will allow the Company to absorb greater amounts of its net deferred tax assets, which would generate additional deferred income tax benefits.
Net Interest Income
Net interest income was $15.6 million and $61.6 million, respectively, for the fourth quarter and full year of 2015. This represented an increase of $0.7 million, or 4.8%, and $1.6 million, or 2.6%, respectively, over the comparable periods in 2014. Growth in loans primarily drove the increases. Loans totaled $1.5 billion at December 31, 2015, compared to $1.4 billion at December 31, 2014. The Company has made a concerted effort to shift its asset mix away from cash and investment securities to higher yielding loans, with solid growth in commercial and industrial loans and installment loans.
Credit Quality
During the past several years, the Company had a significant reduction in problem loans and as the credit quality of the loan portfolio has improved, the provision for loan losses has decreased significantly. However, during 2015, nonaccrual loans increased $14.0 million, or 65.1%, to $35.5 million at December 31, 2015, compared to $21.5 million at December 31, 2014. The main driver of this increase in nonaccrual loans was the result of the Company moving its largest substandard relationship into nonaccrual status. Management elected to force-place the relationship into nonaccrual when the guarantors advised of their inability to service the loans and the borrowers were unable to access sufficient liquidity to make payments on the loans. The non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets, was 2.98% and 2.95% at December 31, 2015 and December 31, 2014, respectively.
At December 31, 2015 and December 31, 2014, there were no loans categorized as 90 days or more past due and still accruing interest, and other real estate owned and repossessed assets declined $9.3 million, or 42.9%, in 2015 compared to 2014.
The allowance for loan losses was $23.2 million at December 31, 2015, or 1.50% of loans. This compares to $27.1 million, or 1.90% of loans at year-end 2014. Net charge-offs totaled $4.5 million for full year 2015, compared to $8.2 million in 2014. No provision for loan losses was recorded in the fourth quarter of 2015, totaling $0.6 million for the full year 2015.
Noninterest Income
Noninterest income for the fourth quarter and full year 2015 was $7.3 million and $31.6 million, respectively, compared to $6.2 million and $26.8 million, respectively, for the same periods in 2014. Mortgage banking revenue has benefited from the favorable mortgage origination environment in 2015. Mortgage originations for the full year 2015 totaled $723.2 million compared to $460.3 million for the full year 2014. Offsetting growth in mortgage was a year-over-year decline in income from bank-owned life insurance related to death benefits received in 2014.
Noninterest Expense
Noninterest expense for the fourth quarter and full year 2015 was $26.5 million and $90.3 million, respectively, compared $19.8 million and $76.8 million, respectively, for the same periods in 2014. Primary drivers of this increase in 2015 over 2014 were increases in salaries and employee benefits resulting from subsidiary expansion, mortgage-related commissions, one-time separation costs, increased share-based compensation, impairment of premises and equipment related to underutilized assets, and impairment of other real estate owned and repossessed assets. Impairment of other real estate owned and repossessed assets increased in 2015 due to increased write-downs recorded as the fair value of certain properties declined. Impairment and gains and losses on sales of premises and equipment increased as the Company identified underutilized assets, wrote the assets down to fair value, and transferred them to other real estate owned and repossessed assets. Management decided that these assets no longer fit its overall strategy and to ensure an efficient disposition of these assets, decided to write them down to fair value, less an estimated cost to sell the assets.
Balance Sheet Trends
Assets were $2.1 billion at December 31, 2015, growing by $77.3 million, or 3.9% since year-end 2014. The focus during 2015 has been to shift out of relatively low-yielding assets into loans. Loans have grown to $1.5 billion; an 8.3% increase over 2014. Total deposits were $1.7 billion at December 31, 2015, an increase of $123.8 million or 7.8% from December 31, 2014. The Company has made a concerted effort to attract additional deposits in order to support loan growth. Average core deposits, which exclude brokered deposits and certificates of deposit greater than $100,000, were $1.3 billion in 2015, which represented an increase of 8.0% over 2014.
Capitalization
As of December 31, 2015, consolidated regulatory capital ratios were Common Equity Tier 1 Capital Ratio of 14.73%, Tier 1 Risk-Based Capital Ratio of 14.73%, Total Risk-Based Capital Ratio of 16.01%, and Tier 1 Leverage Ratio of 13.46%.  As of December 31, 2015, the Company exceeded the regulatory capital minimums, and BOHR was considered “well capitalized” under the risk-based capital standards.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. These include statements as to the anticipated benefits of the proposed merger with Xenith Bankshares, Inc., including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, the ability to close the proposed merger on the expected terms and schedule; difficulties and delays in integrating the Company’s and Xenith’s businesses; the ability to realize cost savings and other benefits of the proposed merger; business disruption during the pendency of or following the proposed merger; the inability to realize deferred tax assets within expected time frames or at all; and other factors described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiary is BOHR. BOHR engages in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank and 7 full-service offices on the Eastern Shore of Virginia and in Maryland and 3 loan production offices in Maryland and Delaware that do business as Shore Bank. Through various divisions, BOHR also offers mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	December 31,	December 31,
(unaudited)	2015	2014
Assets:
Cash and due from banks	$17,031	$16,684
Interest-bearing deposits in other banks	691	1,349
Overnight funds sold and due from Federal Reserve Bank	46,024	85,586
Investment securities available for sale, at fair value	198,174	302,221
Restricted equity securities, at cost	9,830	15,827

Loans held for sale	56,486	22,092

Loans	1,541,502	1,422,935
Allowance for loan losses	(23,184)	(27,050)
Net loans	1,518,318	1,395,885
Premises and equipment, net	52,245	63,519
Interest receivable	4,116	4,503
Other real estate owned and repossessed assets,
net of valuation allowance	12,409	21,721
Bank-owned life insurance	50,695	49,536
Net deferred tax assets, net of valuation allowance	92,142	—
Other assets	7,779	9,683
Totals assets	$2,065,940	$1,988,606
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$298,351	$266,921
Interest-bearing:
Demand	693,413	621,066
Savings	61,023	56,221
Time deposits:
Less than $100	343,031	342,794
$100 or more	309,327	294,346
Total deposits	1,705,145	1,581,348
Federal Home Loan Bank borrowings	25,000	165,847
Other borrowings	29,689	29,224
Interest payable	463	560
Other liabilities	15,022	14,130
Total liabilities	1,775,319	1,791,109
Shareholders' equity:
Common stock	1,711	1,706
Capital surplus	590,417	588,692
Accumulated deficit	(302,580)	(395,535)
Accumulated other comprehensive income, net of tax	560	2,134
Total shareholders' equity before non-controlling interest	290,108	196,997
Non-controlling interest	513	500
Total shareholders' equity	290,621	197,497
Total liabilities and shareholders' equity	$2,065,940	$1,988,606

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$35,512	$21,507
Loans 90 days past due and still accruing interest	—	—
Other real estate owned and repossessed assets	12,409	21,721
Total non-performing assets	$47,921	$43,228

Composition of Loan Portfolio at Period-End:
Commercial	$233,319	$219,029
Construction	141,208	136,955
Real-estate commercial	655,895	639,163
Real-estate residential	349,758	354,017
Installment	161,918	74,821
Deferred loan fees and related costs	(596)	(1,050)
Total loans	$1,541,502	$1,422,935

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Twelve Months Ended
(unaudited)	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Interest Income:
Loans, including fees	$17,215	$15,889	$68,123	$63,132
Investment securities	1,534	2,154	6,267	9,018
Overnight funds sold and due from FRB	31	65	157	193
Interest-bearing deposits in other banks	1	—	1	—
Total interest income	18,781	18,108	74,548	72,343
Interest Expense:
Deposits:
Demand	770	689	2,775	2,667
Savings	15	7	54	31
Time deposits:
Less than $100	987	901	3,808	3,351
$100 or more	969	866	3,901	3,212
Interest on deposits	2,741	2,463	10,538	9,261
Federal Home Loan Bank borrowings	12	346	680	1,531
Other borrowings	434	418	1,715	1,506
Total interest expense	3,187	3,227	12,933	12,298
Net interest income	15,594	14,881	61,615	60,045
Provision for loan losses	—	102	600	218
Net interest income after provision for loan losses	15,594	14,779	61,015	59,827
Noninterest Income:
Mortgage banking revenue	4,525	3,220	19,969	11,389
Service charges on deposit accounts	1,276	1,153	4,989	4,703
Income from bank-owned life insurance	289	288	1,245	4,110
Gain on sale of investment securities available for sale	—	63	238	306
Visa check card income	658	677	2,652	2,635
Other	511	787	2,543	3,650
Total noninterest income	7,259	6,188	31,636	26,793
Noninterest Expense:
Salaries and employee benefits	10,723	10,044	46,327	38,930
Professional and consultant fees	(12)	1,812	3,798	6,108
Occupancy	2,166	1,543	7,085	6,476
FDIC insurance	404	611	1,765	2,366
Data processing	994	1,196	5,548	4,610
Problem loan and repossessed asset costs	336	491	1,486	1,788
Impairment and gains and losses on sales of other real estate owned and repossessed assets, net	3,669	509	5,140	2,045
Impairments and gains and losses on sales of premises and equipment, net	4,334	—	4,348	112
Equipment	358	472	1,392	1,726
Directors' and regional board fees	155	336	1,183	1,591
Advertising and marketing	466	488	1,556	1,513
Other	2,929	2,286	10,639	9,549
Total noninterest expense	26,522	19,788	90,267	76,814
Income before provision for income taxes	(3,669)	1,179	2,384	9,806
Provision for income taxes (benefit) - current	21	7	147	6
Provision for income taxes (benefit) - deferred	(92,459)	—	(92,459)	—
Net income	88,769	1,172	94,696	9,800
Net income attributable to non-controlling interest	178	174	1,741	471
Net income attributable to Hampton Roads Bankshares, Inc.	$88,591	$998	$92,955	$9,329

Per Share:
Basic and diluted income per share	$0.52	$0.01	$0.54	$0.05
Basic weighted average shares outstanding	171,785,555	171,065,163	171,407,076	170,841,420
Effect of dilutive shares and warrants	819,799	1,080,929	1,095,967	1,086,447
Diluted weighted average shares outstanding	172,605,354	172,146,092	172,503,043	171,927,867

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	Three Months Ended		Twelve Months Ended
(unaudited)	December 31,	December 31,	December 31,	December 31,
Daily Averages:	2015	2014	2015	2014
Total assets	$1,975,873	$2,000,622	$2,005,235	$1,973,880
Gross loans (excludes loans held for sale)	1,532,896	1,394,930	1,521,700	1,370,952
Investment and restricted equity securities	208,995	334,225	233,259	342,996
Total deposits	1,715,456	1,594,122	1,675,206	1,556,386
Total borrowings	37,337	195,632	107,815	206,832
Shareholders' equity *	206,382	197,899	204,059	193,761
Interest-earning assets	1,845,801	1,866,259	1,873,699	1,830,461
Interest-bearing liabilities	1,433,221	1,518,811	1,482,732	1,506,566

Financial Ratios:
Return on average assets	18.50%	0.20%	4.81%	0.47%
Return on average equity *	177.14%	2.00%	47.30%	4.81%
Net interest margin	3.35%	3.16%	3.29%	3.28%
Efficiency ratio	116.06%	94.16%	97.05%	88.76%

Allowance for Loan Losses:
Beginning balance	$22,874	$28,718	$27,050	$35,031
Provision for losses	—	102	600	218
Charge-offs	(584)	(3,594)	(7,919)	(17,745)
Recoveries	894	1,824	3,453	9,546
Ending balance	$23,184	$27,050	$23,184	$27,050

Asset Quality Ratios:
Annualized net charge-offs to average loans	(0.08)%	0.49%	0.29%	0.59%
Non-performing loans to total loans	2.30%	1.51%	2.30%	1.51%
Non-performing assets ratio	2.98%	2.95%	2.98%	2.95%
Allowance for loan losses to total loans	1.50%	1.90%	1.50%	1.90%

* Equity amounts exclude non-controlling interest